T. Rowe Price New Era Fund, Inc. 485BPOS

Exhibit 99.(j)(2)

February 25, 2026

Ryan Sutcliffe, Esquire
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:	T. Rowe Price New Era Fund, Inc.

New Era Fund

File Nos.: 002-29866/811-1710

Dear Mr. Sutcliffe:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to all outstanding series of the above-referenced registrant. The registrant proposes to file a Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/ Vicki Booth

Vicki Booth

Managing Legal Counsel and Vice President, T. Rowe Price Associates, Inc.